Exhibit 99.1

ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(in thousands)

(Unaudited)

June 30, 2008
ASSETS
Current assets:
Cash and cash equivalents	$161,393
Accounts receivable – affiliates	3,793
Accounts receivable	192,304
Prepaid expenses and other	15,268

Total current assets	372,758

Property, plant and equipment, net	1,870,339

Intangible assets, net	206,426

Goodwill	676,860

Minority interest	2,013

Other assets, net	29,060

$3,157,456

LIABILITIES AND OWNER’S DEFICIT

Current liabilities:
Current portion of long-term debt	$15
Accounts payable	156,326
Accrued liabilities	49,166
Current portion of derivative liability	163,772
Accrued producer liabilities	123,808

Total current liabilities	493,087

Long-term derivative liability	340,678

Long-term debt, less current portion	1,271,518

Other long-term liability	659

Minority interest in Atlas Pipeline Partners, L.P.	1,062,395

Commitments and contingencies

Owner’s deficit:
Owner’s deficit	(6,380)
Accumulated other comprehensive loss	(4,501)

Total owner’s deficit	(10,881)

$3,157,456

See accompanying notes to consolidated balance sheet

ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET

JUNE 30, 2008

(Unaudited)

NOTE 1 – BASIS OF PRESENTATION

Atlas Pipeline GP, LLC (“Atlas Pipeline GP” or the “Company”) is a Delaware limited liability company formed in May 1999 to become the general partner of Atlas Pipeline Partners, L.P. (“APL”). The Company is wholly-owned by Atlas Pipeline Holdings, L.P. (“AHD”), a publicly-traded limited partnership (NYSE: AHD).

APL is a publicly-traded Delaware limited partnership and a midstream energy service provider engaged in the transmission, gathering and processing of natural gas in the Mid-Continent and Appalachian regions. APL’s operations are conducted through subsidiary entities whose equity interest are owned by Atlas Pipeline Operating Partnership, L.P. (the “Operating Partnership”), a wholly-owned subsidiary of APL. The Company, through its general partner interest in APL and the Operating Partnership, owns a 2% general partner interest in the consolidated pipeline operations of APL, through which it manages and effectively controls both APL and the Operating Partnership. The remaining 98% ownership interest in the consolidated pipeline operations consists of limited partner interests in APL.

The Company, as general partner, manages the operations and activities of APL and owes a fiduciary duty to APL’s common unitholders. The Company is liable, as general partner, for all of APL’s debts (to the extent not paid from APL’s assets), except for indebtedness or other obligations that are made specifically non-recourse to the Company. The Company does not receive any management fee or other compensation for its management of APL. The Company and its affiliates are reimbursed for expenses incurred on APL’s behalf. These expenses include the costs of employee, officer, and managing board member compensation and benefits properly allocable to APL and all other expenses necessary or appropriate to conduct the business of, and allocable to, APL. The APL partnership agreement provides that the Company, as general partner, will determine the expenses that are allocable to APL in any reasonable manner in its sole discretion.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

In addition to matters discussed further within this note, a more thorough discussion of the Company’s significant accounting policies is included in its audited consolidated balance sheet and notes thereto in its annual report for the year ended December 31, 2007.

Principles of Consolidation and Minority Interest

The consolidated balance sheet includes the operations of APL’s Chaney Dell natural gas gathering system and processing plants located in Oklahoma (“Chaney Dell system”) and APL’s Midkiff/Benedum natural gas gathering system and processing plants located in Texas (“Midkiff/Benedum system”). In July 2007, APL acquired control of Anadarko Petroleum Corporation’s (NYSE: APC) (“Anadarko”) 100% interest in the Chaney Dell system and its 72.8% undivided joint venture interest in the Midkiff/Benedum system. The transaction was effected by the formation of two joint venture companies which own the respective systems, of which APL has a 95% interest and Anadarko has a 5% interest in each. APL consolidates 100% of these joint ventures. The Company reflects Anadarko’s 5% interest in the net income of these joint ventures as minority interest on its statements of operations. The Company also reflects Anadarko’s investment in the net assets of the joint ventures as minority interest on its consolidated balance sheet. In connection with APL’s acquisition of control of the Chaney Dell and Midkiff/Benedum systems, the joint ventures issued cash to Anadarko of $1.9 billion in return for a note receivable. This note receivable is reflected within minority interest on the Company’s consolidated balance sheet.

The Midkiff/Benedum joint venture has a 72.8% undivided joint venture interest in the Midkiff/Benedum system, of which the remaining 27.2% interest is owned by Pioneer Natural Resources Company (NYSE: PXD) (“Pioneer”). Due to the Midkiff/Benedum system’s status as an undivided joint venture, the Midkiff/Benedum joint venture proportionally consolidates its 72.8% ownership interest in the assets and liabilities and operating results of the Midkiff/Benedum system.

Use of Estimates

The preparation of the Company’s consolidated balance sheet in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities that exist at the date of the Company’s consolidated balance sheet, as well as the reported amounts of revenue and expense during the reporting periods. The Company’s consolidated balance sheet is based on a number of significant estimates, including the fair value of APL’s derivative instruments, the probability of forecasted transactions, and APL’s stock compensation, all of which could affect the reported amounts of certain assets and liabilities. Actual results could differ from those estimates.

Minority Interest in Atlas Pipeline Partners, L.P.

The minority interest in APL on the Company’s consolidated balance sheet reflects the outside ownership interests in APL, which was 86.0% at June 30, 2008. The minority interests in APL in the Company’s consolidated balance sheet principally reflects the sum of the allocation of APL consolidated net income (loss) to the minority interest in APL and the contributed capital of minority interests through the sale of limited partner units in APL, partially offset by APL quarterly cash distributions to the minority interest owners.

APL’s preferred units are reflected on the Company’s consolidated balance sheet as minority interest in APL of $38.2 million at June 30, 2008.

Capitalized Interest

APL capitalizes interest on borrowed funds related to capital projects only for periods that activities are in progress to bring these projects to their intended use. The weighted average rate used to capitalize interest on borrowed funds by APL was 8.0% for the six months ended June 30, 2008. The amount of interest capitalized was $4.3 million for the six months ended June 30, 2008.

Intangible Assets

APL has recorded intangible assets with finite lives in connection with certain consummated acquisitions. The following table reflects the components of intangible assets being amortized at June 30, 2008:

	June 30, 2008	Estimated Useful Lives In Years
Gross Carrying Amount:
Customer contracts	$12,810	8
Customer relationships	222,572	7-20

	$235,382

Accumulated Amortization:
Customer contracts	$(5,011)
Customer relationships	(23,945)

	$(28,956)

Net Carrying Amount:
Customer contracts	$7,799
Customer relationships	198,627

	$206,426

Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”) requires that intangible assets with finite useful lives be amortized over their estimated useful lives. If an intangible asset has a finite useful life, but the precise length of that life is not known, that intangible asset must be amortized over the best estimate of its useful life. At a minimum, APL will assess the useful lives and residual values of all intangible assets on an annual basis to determine if adjustments are required. The estimated useful life for APL’s customer contract intangible assets is based upon the approximate average length of customer contracts in existence at the date of acquisition. The estimated useful life for APL’s customer relationship intangible assets is based upon the estimated average length of non-contracted customer relationships in existence at the date of acquisition. Amortization expense related to APL’s intangible assets is estimated to be $25.6 million for each of the next five calendar years commencing in 2008.

Goodwill

At June 30, 2008, APL had $676.9 million of goodwill recorded in connection with consummated acquisitions. In April 2008, APL received a $30.2 million cash reimbursement for sales tax initially paid on its transaction to acquire the Chaney Dell and Midkiff/Benedum systems in July 2007. The $30.2 million was initially capitalized as an acquisition cost and allocated to the assets acquired, including goodwill, based upon their estimated fair values at the date of acquisition. Based upon the reimbursement of the sales tax paid in April 2008, APL reduced goodwill recognized in connection with the acquisition.

APL tests its goodwill for impairment at each year end by comparing reporting unit fair values to carrying values. The evaluation of impairment under SFAS No. 142 requires the use of projections, estimates and assumptions as to the future performance of APL’s operations, including anticipated future revenues, expected future operating costs and the discount factor used. Actual results could differ from projections, resulting in revisions to APL’s assumptions and, if required, recognition of an impairment loss. APL’s test of goodwill at December 31, 2007 resulted in no impairment and no impairment indicators have been noted as of June 30, 2008. APL will continue to evaluate its goodwill at least annually and if impairment indicators arise, will reflect the impairment of goodwill, if any, within the Company’s consolidated statement of operations for the period in which the impairment is indicated.

Recently Adopted Accounting Standards

In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment to FASB Statement No. 115” (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure eligible financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective at the inception of an entity’s first fiscal year beginning after November 15, 2007 and offers various options in electing to apply its provisions. The Company adopted SFAS No. 159 at January 1, 2008, and has elected not to apply the fair value option to any of its financial instruments.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value statements. In February 2008, the FASB issued FASB Staff Position SFAS No. 157-b, “Effective Date of FASB Statement No. 157”, which provides for a one-year deferral of the effective date of SFAS No. 157 with regard to an entity’s non-financial assets, non-financial liabilities or any non-recurring fair value measurement. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Company adopted SFAS No. 157 at January 1, 2008 with respect to APL’s derivative instruments, which are measured at fair value within its balance sheet. The provisions of SFAS No. 157 have not been applied to its non-financial assets and non-financial liabilities. See Note 10 for disclosures pertaining to the provisions of SFAS No. 157 with regard to the APL’s financial instruments.

Recently Issued Accounting Standards

In June 2008, the FASB issued Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”). FSP EITF 03-6-1 applies to the calculation of earnings per share (“EPS”) described in paragraphs 60 and 61 of FASB Statement No. 128, “Earnings per Share” for share-based payment awards with rights to dividends or dividend equivalents. It states that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of EPS pursuant to the two-class method. FSP EITF 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. All prior-period EPS data presented shall be adjusted retrospectively to conform to the provisions of this FSP. The Company will apply the requirements of FSP EITF 03-6-1 upon its adoption on January 1, 2009 and it currently does not expect the adoption of FSP EITF 03-6-1 to have an impact on its financial position and results of operations.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”). SFAS No. 162 identifies sources of accounting principles and the framework for selecting such principles used in the preparation of financial statements of nongovernmental entities presented in conformity with U.S. generally accepted accounting principles. SFAS No. 162 will be effective 60 days following the SEC’s approval of AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles”. The Company currently does not expect the adoption of SFAS No. 162 to have an impact on its financial position and results of operations.

In April 2008, the FASB issued Staff Position No. 142-3, “Determination of Useful Life of Intangible Assets” (“FSP FAS 142-3”). FSP FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No 141(R), “Business Combinations” (“SFAS No. 141(R)”), and other U.S. Generally Accepted Accounting Principles. FSP FAS 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The guidance for determining the useful life of a recognized intangible asset should be applied prospectively to intangible assets acquired after the effective date. The disclosure requirements should be applied prospectively to all intangible assets recognized as of, and subsequent to, the effective date. The Company will apply the requirements of FSP FAS 142-3 upon its adoption on January 1, 2009 and it currently does not expect the adoption of FSP FAS 142-3 to have a material impact on its financial position and results of operations.

In March 2008, the FASB ratified the Emerging Issues Task Force (“EITF”) consensus on EITF Issue No. 07-4, “Application of the Two-Class Method under FASB Statement No. 128, Earnings per Share, to Master Limited Partnerships” (“EITF No. 07-4”), an update of EITF No. 03-6, “Participating Securities and the Two-Class Method Under FASB Statement No. 128” (“EITF No. 03-6”). EITF 07-4 considers whether the incentive distributions of a master limited partnership represent a participating security when considered in the calculation of earnings per unit under the two-class method. EITF 07-4 also considers whether the partnership agreement contains any contractual limitations concerning distributions to the incentive distribution rights that would impact the amount of earnings to allocate to the incentive distribution rights for each reporting period. If distributions are contractually limited to the incentive distribution rights’ share of currently designated available cash for distributions as defined under the partnership agreement, undistributed earnings in excess of available cash should not be allocated to the incentive distribution rights. EITF No. 07-4 is effective for fiscal years beginning after December 15, 2008, including interim periods within those fiscal years, and requires retrospective application of the guidance to all periods presented. Early adoption is prohibited. The Company currently does not expect the adoption of EITF 07-4 to have an impact on its financial position and results of operations.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133” (“SFAS No. 161”). SFAS No. 161 amends the requirements of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”), to require enhanced disclosure about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for fiscal years beginning after November 15, 2008, with early adoption encouraged. The Company is currently evaluating the impact the adoption of SFAS No. 161 will have on the disclosures regarding APL’s derivative instruments.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements-an amendment of ARB No. 51” (“SFAS No. 160”). SFAS No. 160 amends ARB No. 51 to establish accounting and reporting standards for the noncontrolling interest (minority interest) in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 also requires consolidated net income to be reported, and disclosed on the face of the consolidated statement of operations, at amounts that include the amounts attributable to both the parent and the noncontrolling interest. Additionally, SFAS No. 160 establishes a single method for accounting for changes in a parent’s ownership interest in a subsidiary that does not result in deconsolidation and that the parent recognize a gain or loss in net income when a subsidiary is deconsolidated. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008. The Company will apply the requirements of SFAS No. 160 upon its adoption on January 1, 2009 and is currently evaluating whether SFAS No. 160 will have an impact on its financial position and results of operations.

In December 2007, the FASB issued SFAS No 141(R), “Business Combinations” (“SFAS No. 141(R)”). SFAS No. 141(R) replaces SFAS No. 141, “Business Combinations” (“SFAS No. 141”), however retains the fundamental requirements that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. SFAS No. 141(R) requires an acquirer to recognize the assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, at their fair values as of that date, with specified limited exceptions. Changes subsequent to that date are to be recognized in earnings, not goodwill. Additionally, SFAS No. 141 (R) requires costs incurred in connection with an acquisition be expensed as incurred. Restructuring costs, if any, are to be recognized separately from the acquisition. The acquirer in a business combination achieved in stages must also recognize the identifiable assets and liabilities, as well as the noncontrolling interests in the acquiree, at the full amounts of their fair values. SFAS No. 141(R) is effective for business combinations occurring in fiscal years beginning on or after December 15, 2008. The Company will apply the requirements of SFAS No. 141(R) upon its adoption on January 1, 2009 and is currently evaluating whether SFAS No. 141(R) will have an impact on its financial position and results of operations.

NOTE 3 – APL COMMON UNIT EQUITY OFFERINGS

In June 2008, APL sold 5,750,000 common units in a public offering at a price of $37.52 per unit, yielding net proceeds of approximately $206.6 million. Also in June 2008, APL sold 1,112,000 common units to Atlas America and 278,000 common units to AHD in a private placement at a net price of $36.02 per unit, resulting in net proceeds of approximately $50.1 million. APL also received a capital contribution from the Company of $5.4 million for it to maintain its 2.0% general partner interest in APL. APL utilized the net proceeds from both sales and the capital contribution to fund the early termination of certain crude oil derivative agreements (see Notes 9 and 15).

NOTE 4 – APL PREFERRED UNIT EQUITY OFFERING

In March 2006, APL entered into an agreement to sell 30,000 6.5% cumulative convertible preferred units representing limited partner interests to Sunlight Capital Partners, LLC (“Sunlight Capital”), an affiliate of Elliott & Associates, for aggregate gross proceeds of $30.0 million. APL also sold an additional 10,000 6.5% cumulative preferred units to Sunlight Capital for $10.0 million in May 2006, pursuant to its right under the agreement to require Sunlight Capital to purchase such additional units. The APL preferred units were originally entitled to receive dividends of 6.5% per annum commencing in March 2007 and were to have been accrued and paid quarterly on the same date as the distribution payment date for the APL’s common units. In April 2007, APL and Sunlight Capital agreed to amend the terms of the preferred units effective as of that date. The terms of APL’s preferred units were amended to entitle them to receive dividends of 6.5% per annum commencing in March 2008 and to be convertible, at Sunlight Capital’s option, into common units commencing May 8, 2008 at a conversion price equal to the lesser of $43.00 or 95% of the market price of APL’s common units as of the date of the notice of conversion. APL may elect to pay cash rather than issue common units in satisfaction of a conversion request. APL’s preferred limited partner units were convertible into approximately 930,233 APL common limited partner units, subject to limitations within the agreement between the parties, as of June 30, 2008, with an estimated fair value of approximately $36.3 million based upon the market value of APL’s common units as of that date.

APL has the right to call the preferred units at a specified premium. The applicable redemption price under the amended agreement was increased to $53.22. If not converted into APL common units or redeemed prior to May 2010, the APL preferred units will automatically be converted into its common units in accordance with the agreement. In consideration of Sunlight Capital’s consent to the amendment of the preferred units, APL issued $8.5 million of its 8.125% senior unsecured notes due 2015 (see Note 12) to Sunlight Capital. The Company recorded the APL senior unsecured notes as long-term debt and a preferred unit dividend within minority interest in APL on its consolidated balance sheet and, during the three and six months ended June 30, 2007, reduced minority interest in APL by $3.8 million of this amount, which was the portion deemed to be attributable to the concessions of APL’s common limited partners and its general partner to its preferred unitholder, on its consolidated statements of operations.

APL’s preferred units are reflected on the Company’s consolidated balance sheet as minority interest in APL. In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 68, “Increasing Rate Preferred Stock,” APL’s preferred units were originally recorded on the consolidated balance sheet at the amount of net proceeds received less an imputed dividend cost. The imputed dividend cost of $2.4 million was the result of the preferred units not having a dividend yield during the first year after their issuance on March 13, 2006 and was amortized in full as of March 12, 2007. As a result of the amended agreement, APL recognized an imputed dividend cost of $2.5 million that was amortized during the year commencing March 13, 2007 and was based upon the present value of the net proceeds received using the 6.5% stated yield.

If converted to APL common units, the preferred equity amount converted will be reclassified to common limited partners’ equity within minority interest in APL on the Company’s consolidated balance sheet.

NOTE 5 – CASH DISTRIBUTIONS

APL Cash Distributions

APL is required to distribute, within 45 days after the end of each quarter, all of its available cash (as defined in its partnership agreement) for that quarter to its common unitholders and the Company, as general partner. If APL’s common unit distributions in any quarter exceed specified target levels, the Company will receive between 15% and 50% of such distributions in excess of the specified target levels. Distributions declared by APL for the period from January 1, 2008 through June 30, 2008 were as follows:

Date Cash Distribution Paid	For Quarter Ended	APL Cash Distribution per Common Limited Partner Unit	Total APL Cash Distribution to Common Limited Partners	Total APL Cash Distribution to the General Partner
			(in thousands)	(in thousands)
February 14, 2008	December 31, 2007	$0.93	$36,051	$5,092
May 15, 2008	March 31, 2008	$0.94	$36,450	$7,891

In connection with APL’s acquisition of control of the Chaney Dell and Midkiff/Benedum systems, the Company, which holds all of the incentive distribution rights in APL, agreed to allocate up to $5.0 million of its incentive distribution rights per quarter back to APL through the quarter ended June 30, 2009, and up to $3.75 million per quarter thereafter. The Company also agreed that the resulting allocation of incentive distribution rights back to APL would be after the Company receives the initial $3.7 million per quarter of incentive distribution rights through the quarter ended December 31, 2007, and $7.0 million per quarter thereafter.

On July 22, 2008, APL declared a cash distribution of $0.96 per unit on its outstanding common limited partner units, representing the cash distribution for the quarter ended June 30, 2008. The $53.4 million distribution, including $9.3 million to the Company for its general partner interest after the allocation of $5.0 million of its incentive distribution rights back to APL, was paid on August 14, 2008 to unitholders of record at the close of business on August 6, 2008.

On October 27, 2008, APL declared a cash distribution of $0.96 per unit on its outstanding common limited partner units, representing the cash distribution for the quarter ended September 30, 2008. The $53.4 million distribution, including $9.3 million to the Company for its general partner interest after the allocation of $5.0 million of its incentive distribution rights back to APL, was paid on November 14, 2008 to unitholders of record at the close of business on November 10, 2008.

NOTE 6 – PROPERTY, PLANT AND EQUIPMENT

The following is a summary of property, plant and equipment (in thousands):

	June 30, 2008	Estimated Useful Lives In Years
Pipelines, processing and compression facilities	$1,780,079	15 – 40
Rights of way	170,655	20 – 40
Buildings	8,978	40
Furniture and equipment	8,196	3 – 7
Other	16,124	3 – 10

	1,984,032
Less – accumulated depreciation	(113,693)

	$1,870,339

In July 2007, APL acquired control of the Chaney Dell and Midkiff/Benedum systems. During the first quarter of 2008, APL adjusted its preliminary purchase price allocation by adjusting the estimated amounts allocated to goodwill and property, plant, and equipment.

NOTE 7 – OTHER ASSETS

The following is a summary of other assets (in thousands):

June 30, 2008
Deferred finance costs, net of accumulated amortization of $13,960 at June 30, 2008	$26,515
Security deposits	2,543
Other	2

$29,060

Deferred finance costs are recorded at cost and amortized over the term of the respective debt agreement (see Note 11).

NOTE 8 – ACQUISITIONS

APL’s Chaney Dell and Midkiff/Benedum Acquisition

In July 2007, APL acquired control of Anadarko’s 100% interest in the Chaney Dell natural gas gathering system and processing plants located in Oklahoma and its 72.8% undivided joint venture interest in the Midkiff/Benedum natural gas gathering system and processing plants located in Texas (the “Anadarko Assets”). The Chaney Dell System includes 3,470 miles of gathering pipeline and three processing plants, while the Midkiff/Benedum System includes 2,500 miles of gathering pipeline and two processing plants. The transaction was effected by the formation of two joint venture companies which own the respective systems, to which APL contributed $1.9 billion and Anadarko contributed the Anadarko Assets.

In connection with this acquisition, APL reached an agreement with Pioneer, which currently holds a 27.2% undivided joint venture interest in the Midkiff/Benedum system, whereby Pioneer has an option to buy up to an additional 14.6% interest in the Midkiff/Benedum system, which began on June 15, 2008 and ended on November 1, 2008, and up to an additional 7.4% interest beginning on June 15, 2009 and ending on November 1, 2009 (the aggregate 22.0% additional interest can be entirely purchased during the period beginning June 15, 2009 and ending on November 1, 2009). If the option is fully exercised, Pioneer would increase its interest in the system to approximately 49.2%. Pioneer would pay approximately $230 million, subject to certain adjustments, for the additional 22% interest if fully exercised. APL will manage and control the Midkiff/Benedum system regardless of whether Pioneer exercises the purchase options.

NOTE 9 – DERIVATIVE INSTRUMENTS

APL uses a number of different derivative instruments, principally swaps and options, in connection with its commodity price and interest rate risk management activities. APL enters into financial swap and option instruments to hedge its forecasted natural gas, NGLs and condensate sales against the variability in expected future cash flows attributable to changes in market prices. APL also enters into financial swap instruments to hedge certain portions of its floating interest rate debt against the variability in market interest rates. Swap instruments are contractual agreements between counterparties to exchange obligations of money as the underlying natural gas, NGLs and condensate is sold or interest payments on the underlying debt instrument is due. Under swap agreements, APL receives or pays a fixed price and receives or remits a floating price based on certain indices for the relevant contract period. Commodity-based option instruments are contractual agreements that grant the right, but not obligation, to purchase or sell natural gas, NGLs and condensate at a fixed price for the relevant contract period.

APL applies the provisions of SFAS No. 133 to its derivative instruments. APL formally documents all relationships between hedging instruments and the items being hedged, including its risk management objective and strategy for undertaking the hedging transactions. This includes matching derivative contracts to the forecasted transactions. Under SFAS No. 133, APL can assess, both at the inception of the derivative and on an ongoing basis, whether the derivative is effective in offsetting changes in the forecasted cash flow of the hedged item. If it is determined that a derivative is not effective as a hedge or that it has ceased to be an effective hedge due to the loss of adequate correlation between the hedging instrument and the underlying item being hedged, APL will discontinue hedge accounting for the derivative and subsequent changes in the derivative fair value, which is determined by APL through the utilization of market data, will be recognized within other income (loss) in the Company’s consolidated statements of operations. For APL’s derivatives previously qualifying as hedges, the Company recognizes the effective portion of changes in fair value in owner’s deficit as accumulated other comprehensive income (loss), and reclassifies the portion relating to commodity derivatives to natural gas and liquids revenue and the portion relating to interest rate derivatives to interest expense within its consolidated statements of operations as the underlying transactions are settled. For APL’s non-qualifying derivatives and for the ineffective portion of qualifying derivatives, the Company recognizes changes in fair value within other income (loss) in its consolidated statements of operations as they occur.

On July 1, 2008, APL elected to discontinue hedge accounting for its existing commodity derivatives which were qualified as hedges under SFAS No. 133. As such, subsequent changes in fair value of these derivatives are recognized immediately within other income (loss) in the Company’s consolidated statements of operations. The fair value of these commodity derivative instruments at June 30, 2008, which was recognized in accumulated other comprehensive loss within owner’s deficit on the Company’s consolidated balance sheet, will be reclassified to the Company’s consolidated statements of operations in the future at the time the originally hedged physical transactions affect earnings.

During June 2008, APL made net payments of $170.4 million related to the early termination of crude oil derivative contracts that it entered into as proxy hedges for the prices received on the ethane and propane portion of its NGL equity volume. These derivative contracts were put into place simultaneously with APL’s acquisition of the Chaney Dell and Midkiff/Benedum systems in July 2007 and related to production periods ranging from the end of the second quarter of 2008 through the fourth quarter of 2009. During the three and six months ended June 30, 2008, the Company recognized a derivative expense of $162.1 million related to APL’s termination of these derivative instruments, including a non-cash portion of $46.3 million, within other loss, net on the Company’s consolidated statement of operations. The Company also recognized a cash derivative expense of $0.3 million related to APL’s termination of these derivative instruments within natural gas and liquids revenue on its consolidated statements of operations. During July 2008, APL paid an additional $93.6 million related to the early termination of its crude oil derivative contracts that relate to production periods through the end of 2009 (see Note 15).

At June 30, 2008, APL has interest rate derivative contracts having aggregate notional principal amounts of $450.0 million, which were designated as cash flow hedges. Under the terms of these agreements, APL will pay weighted average interest rates of 3.02%, plus the applicable margin as defined under the terms of its revolving credit facility (see Note 11), and will receive LIBOR, plus the applicable margin, on the notional principal amounts. These derivatives effectively convert $450.0 million of APL’s floating rate debt under its term loan and revolving credit facility to fixed-rate debt. The APL interest rate swap agreements are effective as of June 30, 2008 and expire during periods ranging from January 30, 2010 through April 30, 2010.

APL’s derivatives are recorded on the Company’s consolidated balance sheet as assets or liabilities at fair value. At June 30, 2008, the Company reflected net derivative liabilities on its consolidated balance sheet of $504.5 million. Of the $4.5 million of net loss in accumulated other comprehensive loss within owner’s deficit on the Company’s consolidated balance sheet at June 30, 2008, if the fair values of the instruments remain at current market values, the Company will reclassify $2.4 million of losses to the Company’s consolidated statement of operations over the next twelve month period as these contracts expire, consisting of losses to natural gas and liquids revenue. Aggregate losses of $2.1 million will be reclassified to the Company’s consolidated statement of operations in later periods, consisting of losses to natural gas and liquids revenue. Actual amounts that will be reclassified will vary as a result of future price changes.

As of June 30, 2008, APL had the following interest rate and commodity derivatives, including derivatives that do not qualify for hedge accounting:

Interest Fixed-Rate Swap

Term	Notional Amount	Type	Contract Period Ended December 31,	Fair Value Asset/(Liability)(1)
				(in thousands)
January 2008-January 2010	$200,000,000	Pay 2.88%—Receive LIBOR	2008	$(250)
			2009	977
			2010	170

				$897

April 2008-April 2010	$250,000,000	Pay 3.14%—Receive LIBOR	2008	$(635)
			2009	589
			2010	726

				$680

Natural Gas Liquids Sales – Fixed Price Swaps

Production Period Ended December 31,	Volumes	Average Fixed Price	Fair Value Liability(2)
	(gallons)	(per gallon)	(in thousands)
2008	14,868,000	$0.697	$(13,921)
2009	8,568,000	$0.746	(7,069)

			$(20,990)

Crude Oil Sales Options (associated with NGL volume)

Production Period Ended December 31,	Crude Volume	Associated NGL Volume	Average Crude Strike Price	Fair Value Asset/(Liability)(3)	Option Type
	(barrels)	(gallons)	(per barrel)	(in thousands)
2008	600,000	40,068,000	$60.00	$4	Puts purchased
2008	126,000	11,219,040	$127.55	(962)	Puts sold(4)
2008	126,000	11,219,040	$140.00	1,821	Calls purchased(4)
2008	946,800	51,529,968	$80.13	(57,308)	Calls sold
2009	1,056,000	94,026,240	$126.05	(11,425)	Puts sold(4)(5)
2009	1,056,000	94,026,240	$143.00	18,033	Calls purchased(4)(5)
2009	3,636,000	219,602,880	$79.51	(215,989)	Calls sold(5)
2010	3,127,500	202,370,490	$81.09	(176,190)	Calls sold
2011	606,000	32,578,560	$95.56	(26,751)	Calls sold
2012	450,000	24,192,000	$97.10	(18,820)	Calls sold

				$(487,587)

Natural Gas Sales – Fixed Price Swaps

Production Period Ended December 31,	Volumes	Average Fixed Price	Fair Value Liability(3)
	(mmbtu)(6)	(per mmbtu) (6)	(in thousands)
2008	2,742,000	$8.823	$(12,942)
2009	5,724,000	$8.611	(22,102)
2010	4,560,000	$8.526	(12,744)
2011	2,160,000	$8.270	(5,423)
2012	1,560,000	$8.250	(3,888)

			$(57,099)

Natural Gas Basis Sales

Production Period Ended December 31,	Volumes	Average Fixed Price	Fair Value Asset(3)
	(mmbtu)(6)	(per mmbtu)(6)	(in thousands)
2008	2,742,000	$(0.744)	$2,605
2009	5,724,000	$(0.558)	2,706
2010	4,560,000	$(0.622)	1,048
2011	2,160,000	$(0.664)	37
2012	1,560,000	$(0.601)	27

			$6,423

Natural Gas Purchases – Fixed Price Swaps

Production Period Ended December 31,	Volumes	Average Fixed Price		Fair Value Asset(3)
	(mmbtu)(6)	(per mmbtu)(6)		(in thousands)
2008	8,130,000	$9.001	(7)	$37,081
2009	15,564,000	$8.680		59,019
2010	8,940,000	$8.580		25,632
2011	2,160,000	$8.270		5,423
2012	1,560,000	$8.250		3,888

				$131,043

Natural Gas Basis Purchases

Production Period Ended December 31,	Volumes	Average Fixed Price	Fair Value Asset/(Liability)(3)
	(mmbtu)(6)	(per mmbtu)(6)	(in thousands)
2008	8,130,000	$(1.114)	$(8,045)
2009	15,564,000	$(0.654)	(9,633)
2010	8,940,000	$(0.600)	(2,638)
2011	2,160,000	$(0.700)	116
2012	1,560,000	$(0.610)	58

			$(20,142)

Crude Oil Sales

Production Period Ended December 31,	Volumes	Average Fixed Price	Fair Value Liability(3)
	(barrels)	(per barrel)	(in thousands)
2008	25,200	$60.427	$(2,031)
2009	33,000	$62.700	(2,578)

			$(4,609)

Crude Oil Participating Swaps for NGLs(8)

Production Period Ended December 31,	Crude Volume	Associated NGL Volume	Average Crude Strike Price	Fair Value Asset (3)	Option Type
	(barrels)	(gallons)	(per barrel)	(in thousands)
2008	126,000	11,219,040	$137.00	$748	Participating swaps

Crude Oil Sales Options

Production Period Ended December 31,	Volumes	Average Strike Price	Fair Value Liability(3)
	(barrels)	(per barrel)	(in thousands)	Option Type
2008	10,800	$60.000	$—	Puts purchased
2008	138,000	$78.055	(8,615)	Calls sold
2009	306,000	$80.017	(23,574)	Calls sold
2010	234,000	$83.027	(15,633)	Calls sold
2011	72,000	$87.296	(3,583)	Calls sold
2012	48,000	$83.944	(2,409)	Calls sold

			$(53,814)

Total partnership net liability			$(504,450)

(1)	Fair value based on independent, third-party statements, supported by observable levels at which transactions are executed in the marketplace.
(2)	Fair value based upon management estimates, including forecasted forward NGL prices as a function of forward NYMEX natural gas, light crude and propane prices.
(3)	Fair value based on forward NYMEX natural gas and light crude prices, as applicable.
(4)

Puts sold and calls purchased in 2008 and 2009 represent collars entered into by APL as offsetting positions for the calls sold related to ethane and propane production. These offsetting positions were entered into by APL to limit the loss which could be incurred if crude oil prices continued to rise.

(5)	A portion of these positions were paid off by APL during July 2008 as a result of APL’s early termination of certain crude oil derivative contracts (see Note 15).
(6)	Mmbtu represents million British Thermal Units.
(7)	Includes APL’s premium received from its sale of an option for it to sell 468,000 mmbtu of natural gas for the year ended December 31, 2008 at $15.50 per mmbtu.
(8)	Represents APL’s derivative instruments that combine a swap and a put option with the same strike price.

NOTE 10 – FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company adopted the provisions of SFAS No. 157 at January 1, 2008. SFAS No. 157 establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. SFAS No. 157’s hierarchy defines three levels of inputs that may be used to measure fair value:

Level 1– Unadjusted quoted prices in active markets for identical, unrestricted assets and liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset and liability or can be corroborated with observable market data for substantially the entire contractual term of the asset or liability.

Level 3 – Unobservable inputs that reflect the entity’s own assumptions about the assumption market participants would use in the pricing of the asset or liability and are consequently not based on market activity but rather through particular valuation techniques.

APL uses the fair value methodology outlined in SFAS No. 157 to value the assets and liabilities for its respective outstanding derivative contracts (see Note 9). All of APL’s derivative contracts are defined as Level 2, with the exception of APL’s NGL fixed price swaps and crude oil options. APL’s Level 2 commodity hedges are calculated based on observable market data related to the change in price of the underlying commodity. APL’s interest rate derivative contracts are valued using a LIBOR rate-based forward price curve model, and are therefore defined as Level 2. Valuations for APL’s NGL fixed price swaps are based on a forward price curve modeled on a regression analysis of natural gas, crude oil, and propane prices, and therefore are defined as Level 3. Valuations for APL’s crude oil options (including those associated with NGL sales) are based on forward price curves developed by the related financial institution based upon current quoted prices for crude oil futures, and therefore are defined at Level 3. In accordance with SFAS No. 157, the following table represents APL’s assets and liabilities recorded at fair value as of June 30, 2008 (in thousands):

	Level 1	Level 2	Level 3	Total
Commodity–based derivatives	$—	$55,616	$(561,643)	$(506,027)
Interest rate swap–based derivatives	$—	$1,577	$—	$1,577

Total	$—	$57,193	$(561,643)	$(504,450)

APL’s Level 3 fair value amount relates to its derivative contracts on NGL fixed price swaps and crude oil options. The following table provides a summary of changes in fair value of APL’s Level 3 derivative instruments as of June 30, 2008 (in thousands):

	NGL Fixed Price Swaps	Crude Oil Sales Options (assoc. with NGL Volume)	Crude Oil Sales Options	Total
Balance – December 31, 2007	$(33,624)	$(24,740)	$(145,418)	$(203,782)
New options contracts	—	—	(8,215)	(8,215)
Cash settlements from unrealized gain(1)	1,142	3,157	215,717	220,016
Cash settlements from other comprehensive income (loss) (1)	20,048	4,201	11,969	36,218
Net change in unrealized gain (loss) (2)	(1,005)	2,513	(425,381)	(423,873)
Deferred option premium recognition	—	(6,776)	(35,205)	(41,981)
Net change in other comprehensive income (loss)	(7,551)	(32,169)	(100,306)	(140,026)

Balance – June 30, 2008	$(20,990)	$(53,814)	$(486,839)	$(561,643)

(1)	Included within natural gas and liquids revenue on the Company’s consolidated statement of operations.
(2)	Included within other loss, net on the Company’s consolidated statement of operations.

NOTE 11 – DEBT

Total debt consists of the following (in thousands):

June 30, 2008
APL revolving credit facility	20,000
APL term loan	707,180
APL 8.125% senior notes – due 2015	294,338
APL 8.75% senior notes – due 2018	250,000
Other APL debt	15

1,271,533
Less current maturities	(15)

Total long term debt	$1,271,518

APL Term Loan and Credit Facility

At June 30, 2008, APL had a senior secured credit facility with a syndicate of banks which consists of a term loan which matures in July 2014 and a $380.0 million revolving credit facility which matures in July 2013. Borrowings under APL’s credit facility bear interest, at APL’s option, at either (i) adjusted LIBOR plus the applicable margin, as defined, or (ii) the higher of the federal funds rate plus 0.5% or the Wachovia Bank prime rate (each plus the applicable margin). The weighted average interest rate on the outstanding APL revolving credit facility borrowings at June 30, 2008 was 4.4%, and the weighted average interest rate on the outstanding APL term loan borrowings at June 30, 2008 was 5.2%. Up to $50.0 million of the credit facility may be utilized for letters of credit, of which $22.0 million was outstanding at June 30, 2008. These outstanding letter of credit amounts were not reflected as borrowings on the Company’s consolidated balance sheet.

In June 2008, APL entered into an amendment to its revolving credit facility and term loan agreement to revise the definition of “Consolidated EBITDA” to provide for the add-back of charges relating to APL’s early termination of certain crude oil derivative contracts (see Note 9) in calculating its Consolidated EBITDA. Pursuant to this amendment, in June 2008, APL repaid $122.8 million of its outstanding term loan and repaid $120.0 million of outstanding borrowings under the credit facility with proceeds from its issuance of $250.0 million of 10-year, 8.75% senior unsecured notes (see “—Senior Notes”). Additionally, pursuant to this amendment, in June 2008 APL’s lenders increased their commitments for its revolving credit facility by $80.0 million to $380.0 million.

Borrowings under the APL credit facility are secured by a lien on and security interest in all of APL’s property and that of its subsidiaries, except for the assets owned by the Chaney Dell and Midkiff/Benedum joint ventures, and by the guaranty of each of its consolidated subsidiaries other than the joint venture companies. The credit facility contains customary covenants, including restrictions on APL’s ability to incur additional indebtedness; make certain acquisitions, loans or investments; make distribution payments to its unitholders if an event of default exists; or enter into a merger or sale of assets, including the sale or transfer of interests in its subsidiaries. APL is in compliance with these covenants as of June 30, 2008. Mandatory prepayments of the amounts borrowed under the term loan portion of the credit facility are required from the net cash proceeds of debt issuances, and of dispositions of assets that exceed $50.0 million in the aggregate in any fiscal year that are not reinvested in replacement assets within 360 days. In connection with the new credit facility, APL agreed to remit an underwriting fee to the lead underwriting bank of the credit facility of 0.75% of the aggregate principal amount of the term loan outstanding on January 23, 2008. In January 2008, APL and the underwriting bank agreed to extend the agreement through June 30, 2008. In June 2008, APL and the underwriting bank agreed to extend the agreement through November 30, 2008 and amend the underwriting fee to be 0.50% of the aggregate principal amount of the term loan outstanding as of that date.

The events which constitute an event of default for APL’s credit facility are also customary for loans of this size, including payment defaults, breaches of representations or covenants contained in the credit agreements, adverse judgments against APL in excess of a specified amount, and a change of control of the Company’s General Partner. APL’s credit facility requires the Company to maintain a ratio of funded debt (as defined in the credit facility) to EBITDA (as defined in the credit facility) ratio of not more than 5.25 to 1.0, and an interest coverage ratio (as defined in the credit facility) of not less than 2.5 to 1.0, increasing to 2.75 to 1.0 commencing September 30, 2008. During a Specified Acquisition Period (as defined in the credit facility), for the first 2 full fiscal quarters subsequent to the closing of an acquisition with total consideration in excess of $75.0 million, the ratio of funded debt to EBITDA will be permitted to step up to 5.75 to 1.0. As of June 30, 2008, APL’s ratio of funded debt to EBITDA was 4.6 to 1.0 and its interest coverage ratio was 3.5 to 1.0.

APL is unable to borrow under its credit facility to pay distributions of available cash to unitholders because such borrowings would not constitute “working capital borrowings” pursuant to its partnership agreement.

APL Senior Notes

At June 30, 2008, APL had $250.0 million principal amount outstanding of 8.75% senior unsecured notes due on June 15, 2018 (“APL 8.75% Senior Notes”) and $293.5 million principal amount outstanding of 8.125% senior unsecured notes due on December 15, 2015 (“APL 8.125% Senior Notes”; collectively, the “APL Senior Notes”). The APL 8.125% Senior Notes are presented combined with $0.8 million of unamortized premium received as of June 30, 2008. The APL 8.75% Senior Notes were issued on June 27, 2008 in a private placement transaction pursuant to Rule 144A and Regulation S under the Securities Act of 1933 for net proceeds of $244.9 million, after underwriting commissions and other transaction costs. Interest on the APL Senior Notes in the aggregate is payable semi-annually in arrears on June 15 and December 15. The APL Senior Notes are redeemable at any time at certain redemption prices, together with accrued and unpaid interest to the date of redemption. Prior to June 15, 2011, APL may redeem up to 35% of the aggregate principal amount of the APL 8.75% Senior Notes with the proceeds of certain equity offerings at a stated redemption price. A similar redemption option exists prior to December 15, 2008 with respect to the 8.125% Senior Notes. The Senior Notes in the aggregate are also subject to repurchase by APL at a price equal to 101% of their principal amount, plus accrued and unpaid interest, upon a change of control or upon certain asset sales if APL does not reinvest the net proceeds within 360 days. The APL Senior Notes are junior in right of payment to APL’s secured debt, including APL’s obligations under its Credit Facility.

Indentures governing the APL Senior Notes in the aggregate contain covenants, including limitations of APL’s ability to: incur certain liens; engage in sale/leaseback transactions; incur additional indebtedness; declare or pay distributions if an event of default has occurred; redeem, repurchase or retire equity interests or subordinated indebtedness; make certain investments; or merge, consolidate or sell substantially all of its assets. APL is in compliance with these covenants as of June 30, 2008.

In connection with the issuance of the APL 8.75% Senior Notes, APL entered into a registration rights agreement, whereby it agreed to (a) file an exchange offer registration statement with the Securities and Exchange Commission for the APL 8.75% Senior Notes, (b) cause the exchange offer registration statement to be declared effective by the Securities and Exchange Commission, and (c) cause the exchange offer to be consummated by February 23, 2009. If APL does not meet the aforementioned deadline, the APL 8.75% Senior Notes will be subject to additional interest, up to 1% per annum, until such time that APL has caused the exchange offer to be consummated.

NOTE 12 – COMMITMENTS AND CONTINGENCIES

APL is a party to various routine legal proceedings arising out of the ordinary course of its business. Management of the Company believes that the ultimate resolution of these actions, individually or in the aggregate, will not have a material adverse effect on its financial condition or results of operations.

As of June 30, 2008, APL is committed to expend approximately $158.6 million on pipeline extensions, compressor station upgrades and processing facility upgrades.

NOTE 13 – STOCK COMPENSATION

APL follows the provisions of SFAS No. 123(R), “Share-Based Payment”, as revised (“SFAS No. 123(R)”), for their stock compensation. Generally, the approach to accounting in SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the balance sheet based on their fair values.

APL Long-Term Incentive Plan

APL has a Long-Term Incentive Plan (“APL LTIP”), in which officers, employees and non-employee managing board members of the General Partner and employees of the Company’s affiliates and consultants are eligible to participate. The APL LTIP is administered by a committee (the “APL LTIP Committee”) appointed by the Company’s managing board. The APL LTIP Committee may make awards of either phantom units or unit options for an aggregate of 435,000 common units. Only phantom units have been granted under the APL LTIP through June 30, 2008.

A phantom unit entitles a grantee to receive a common unit, without payment of an exercise price, upon vesting of the phantom unit or, at the discretion of the APL LTIP Committee, cash equivalent to the fair market value of an APL common unit. In addition, the APL LTIP Committee may grant a participant a DER, which is the right to receive cash per phantom unit in an amount equal to, and at the same time as, the cash distributions APL makes on a common unit during the period the phantom unit is outstanding. A unit option entitles the grantee to purchase APL’s common limited partner units at an exercise price determined by the APL LTIP Committee at its discretion. The APL LTIP Committee also has discretion to determine how the exercise price may be paid by the participant. Except for phantom units awarded to non-employee managing board members of the Company, the APL LTIP Committee will determine the vesting period for phantom units and the exercise period for options. Through June 30, 2008, phantom units granted under the APL LTIP generally had vesting periods of four years. The vesting of awards may also be contingent upon the attainment of predetermined performance targets, which could increase or decrease the actual award settlement, as determined by the APL LTIP Committee, although no awards currently outstanding contain any such provision. Phantom units awarded to non-employee managing board members will vest over a four year period. Awards will automatically vest upon a change of control, as defined in the APL LTIP. Of the units outstanding under the APL LTIP at June 30, 2008, 55,588 units will vest within the following twelve months. All units outstanding under the APL LTIP at June 30, 2008 include DERs granted to the participants by the APL LTIP Committee. The amounts paid with respect to APL LTIP DERs were $0.3 million for the six month periods ended June 30, 2008. This amount was recorded as reductions of minority interest in APL on the Company’s consolidated balance sheet.

The following table sets forth the APL LTIP phantom unit activity for the periods indicated:

Six Months Ended June 30, 2008
Outstanding, beginning of period	129,746
Granted(1)	54,296
Matured(2)	(33,369)
Forfeited	(750)

Outstanding, end of period(3)	149,923

Non-cash compensation expense recognized (in thousands)	$1,183

(1)	The weighted average price for phantom unit awards on the date of grant, which is utilized in the calculation of compensation expense and does not represent an exercise price to be paid by the recipient, was $43.42 for awards granted for the six months ended June 30, 2008.
(2)	The intrinsic value for phantom unit awards exercised during the six months ended June 30, 2008 was approximately $1.4 million.
(3)	The aggregate intrinsic value for phantom unit awards outstanding as of June 30, 2008 was $5.9 million.

At June 30, 2008, APL had approximately $3.4 million of unrecognized compensation expense related to unvested phantom units outstanding under the APL LTIP based upon the fair value of the awards.

APL Incentive Compensation Agreements

APL has incentive compensation agreements which have granted awards to certain key employees retained from previously consummated acquisitions. These individuals were entitled to receive common units of APL upon the vesting of the awards, which was dependent upon the achievement of certain predetermined performance targets through September 30, 2007. At September 30, 2007, the predetermined performance targets were achieved and all of the awards under the incentive compensation agreements vested. Of the total common units to be issued under the incentive compensation agreements, 58,822 common units were issued during the year ended December 31, 2007. The ultimate number of common units estimated to be issued under the incentive compensation agreements will be determined principally by the financial performance of certain APL assets for the year ended December 31, 2008 and the market value of APL’s common units at December 31, 2008. APL’s incentive compensation agreements also dictate that no individual covered under the agreements shall receive an amount of common units in excess of one percent of the outstanding common units of APL at the date of issuance. Common unit amounts due to any individual covered under the agreements in excess of one percent of the outstanding common units of APL shall be paid in cash.

The vesting period for such awards concluded on September 30, 2007. APL’s Management anticipates that adjustments will be recorded in future periods with respect to the awards under the incentive compensation agreements based upon the actual financial performance of the assets in future periods in comparison to their estimated performance and the movement in the market value of APL’s common units. Based upon APL’s management’s estimate of the probable outcome of the performance targets at June 30, 2008, 963,974 common unit awards are ultimately expected to be issued under these agreements during the year ended December 31, 2009, which represents the total amount of common units expected to be issued under the incentive compensation agreements. APL follows SFAS No. 123(R) and recognized compensation expense related to these awards based upon the fair value method.

NOTE 14 – SEGMENT INFORMATION

The Company’s assets primarily consist of its ownership interests in APL. APL has two reportable segments: natural gas transmission, gathering and processing located in the Appalachian Basin area (“Appalachia”) of eastern Ohio, western New York, western Pennsylvania and northeastern Tennessee, and transmission, gathering and processing located in the Mid-Continent area (“Mid-Continent”) of primarily Oklahoma, northern and western Texas, the Texas Panhandle, Arkansas, southern Kansas and southeastern Missouri. Appalachia revenues are principally based on contractual arrangements with Atlas Energy and its affiliates. Mid-Continent revenues are primarily derived from the sale of residue gas and NGLs and transport of natural gas. These reportable segments reflect the way APL manages its operations.

The following summarizes the Company’s reportable segment data for the periods indicated (in thousands):

June 30, 2008
Balance sheet
Total assets:
Mid-Continent	$2,712,505
Appalachia	258,487
Corporate other	186,464

$3,157,456

Goodwill:
Mid-Continent	$674,555
Appalachia	2,305

$676,860

NOTE 15 – SUBSEQUENT EVENT

During July 2008, APL made payments of $93.6 million related to the early termination of crude oil derivative contracts that it entered into as proxy hedges for the prices received on the ethane and propane portion of its NGL equity volume. These derivative contracts were put into place simultaneously with the APL’s acquisition of the Chaney Dell and Midkiff/Benedum systems in July 2007 and related to 2009 production periods. These payments were made in connection with the APL’s early termination of other crude oil derivative contracts in June 2008 (see Note 9).